UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934


                                  (Amendment No. 1)*


                           THE WEST COMPANY, INCORPORATED
     _________________________________________________________________
                                   (Name of Issuer)

                                       COMMON
     _________________________________________________________________
                            (Title of Class of Securities)

                                       95334810
                          __________________________________
                                    (CUSIP Number)



     Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





     SEC 1745 (2/92)              Page 1 of 5 pages

                                                       Page   2   of   5   Pages

     CUSIP No.    95334810               13G
                -------------
      1)      NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Mitchell Hutchins Institutional Investors Inc.
                                       13-3180862

      2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) /__/
                                                                 (b) /__/
      3)      SEC USE ONLY


      4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware

                                       5)       SOLE VOTING POWER
      NUMBER OF
                                                        -0-
       SHARES
                                       6)       SHARED VOTING POWER
     BENEFICIALLY
                                                        1,351,100
       OWNED BY
                                       7)       SOLE DISPOSITIVE POWER
        EACH
                                                        -0-
      REPORTING
                                       8)       SHARED DISPOSITIVE POWER
       PERSON
                                                        1,351,100
        WITH

      9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        1,351,100

     10)      CHECK  BOX IF  THE AGGREGATE  AMOUNT IN  ROW (9)  EXCLUDES CERTAIN
              SHARES*


     11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        8.43%

     12)      TYPE OF REPORTING PERSON*

                                                        IA

                         *SEE INSTRUCTION BEFORE FILLING OUT!

                                                       Page   3   of   5   Pages

     Item 1.  (a)     Name of Issuer:
                      --------------
                      The West Company, Incorporated

                      Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      101 Gordon Drive
                      P.O. Box 645
                      Lionville, PA  19341-0645


     Item 2.  (a)     Name of Person Filing:
                      ---------------------
                      Mitchell Hutchins Institutional Investors Inc.

              (b)     Address of Principal Business Office:
                      ------------------------------------
                      1285 Avenue of the Americas
                      New York, NY  10019

              (c)     Citizenship:                                      Delaware
                      ----------
              (d)     Title of Class of Securities:                       Common
                      ----------------------------
              (e)     CUSIP Number:                                     95334810
                      ------------

     Item 3.  Type of Reporting Person
              ------------------------
              (a)     (  )     Broker or  Dealer registered under Section  15 of
                               the Act

              (b)     (  )     Bank as defined in Section 3(a)(6)of the Act

              (c)     (  )     Insurance  Company as defined in Section 3(a)(19)
                               of the Act

              (d)     (  )     Investment  Company registered under Section 8 of
                               the Investment Company Act

              (e)     (XX)     Investment Adviser Registered  under Section  203
                               of the Investment Advisers Act of 1940

                                                       Page   4   of   5   Pages

              (f)     (  )     Employee Benefit  Plan,  Pension  Fund  which  is
                               subject  to   the  provisions  of  the   Employee
                               Retirement  Income   Security  Act   of  1974  or
                               Endowment Fund; see Section 240.13d-1(b)
                               (1)(ii)(F)

              (g)     (  )     Parent Holding  Company, in  accordance with
                               Section 240.13d-1(b)(ii)(G) (Note:  See Item 7)

              (h)     (  )     Group, in accordance with Section 240.13d-1
                               (b)(1)(ii)(H)


     Item 4.  Ownership:
              --------
              (a)     Amount Beneficially Owned:                       1,351,100
                      -------------------------
              (b)     Percent of Class:                                    8.43%
                      ----------------
              (c)     Number of Shares as to which such person has:
                      --------------------------------------------
                      (i)      Sole Power to vote or to direct
                               the vote:                                     -0-

                      (ii)     Shared Power to vote or to direct
                               the vote:                               1,351,100

                      (iii)    Sole Power to dispose or to direct
                               the disposition of:                           -0-

                      (iv)     Shared Power to dispose or to
                               direct the disposition of:              1,351,100


     Item 5.       Ownership of Five Percent or Less of a Class:
                   --------------------------------------------
                   N/A


     Item 6.       Ownership of More than Five Percent on Behalf of Another:
                   --------------------------------------------------------
                   N/A

                                                       Page   5   of   5   Pages

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                      ---------------------------------------------------------
                      N/A


     Item 8.          Identification  and   Classification  of  Members  of  the
                      Group:
                      ---------------------------------------------------
                      N/A


     Item 9.          Notice of Dissolution of Group:
                      ------------------------------
                      N/A


     Item 10.         Certification:
                      -------------
                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                      Signature:
                      ---------
                      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               /s/ William R. Cavell
                      By: ____________________________
                               William R. Cavell
                               Legal Department

                      Date:  February 13, 1995